UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 16, 2005

COVENANT TRANSPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-24960	88-0320154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Birmingham Hwy., Chattanooga, TN	37419
(Address of principal executive offices)	(Zip Code)

(423) 821-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 16, 2005, the Compensation Committee of the Board of Directors of Covenant Transport, Inc. (the “Company”) met to determine annual bonuses for the year ended December 31, 2004, for the Company’s executive officers under the Company’s compensation program.

The Company’s bonus program permits executive officers to earn up to a percentage of their salary based upon the achievement of corporate and individual goals in the relevant year. Target bonus award amounts under the program equal fifty percent of the base salary of the Company’s individual executive officers, subject to the adjustments described below.

Sixty to seventy-five percent of each executive officer’s base bonus amount is based upon an earnings per share target established by the Board of Directors. The base bonus amount increases if the Company exceeds the earnings per share target and decreases if the Company does not meet the earnings per share target. The remainder of the base bonus amount is based upon the achievement of certain individual goals which are established by the Compensation Committee for the Chief Executive Officer and by the Chief Executive Officer (subject to Compensation Committee approval) for the other executive officers.  Once the base bonus amount is determined, it is adjusted up or down by predetermined multiples based upon the Company’s ranking among a peer group of companies in the following performance measures: earnings per share growth, net margin, and return on average equity. The peer group identified by the Compensation Committee consists of Swift Transportation, Werner Enterprises, USA Truck, U.S. Xpress Enterprises, and Celadon Group.

Executive officers currently must accept at least 25% of their annual bonus in the form of options to purchase the Company’s common stock, and may elect to receive up to 100% of the bonus in the form of stock options.

For 2004, the Compensation Committee concluded that, in computing the Company’s earnings per share for purposes of the bonus program, it was appropriate to exclude the impact of an after tax charge of $12.2 million, or $0.82 per share, incurred in the fourth quarter of 2004 relating to an increase in the Company’s estimated liability for casualty and workers' compensation claims following the completion of an actuarial review of the Company's claims reserves. However, the Compensation Committee also reduced the bonuses payable to the executive officers by an aggregate of $114,096. The Compensation Committee also determined that the Company ranked sixth among its group of peer companies in the designated performance measures, and that each of the executive officers met at least 75% of his established individual goals. As a result of the foregoing, the Compensation Committee approved 2004 bonuses in the following amounts for the Company’s executive officers:

	Name	Title	Bonus Amount
	David R. Parker	Chairman of the Board, President and Chief Executive Officer	$126,083
	Michael W. Miller	Executive Vice President and Chief Operating Officer	$67,297
	Joey B. Hogan	Executive Vice President, Chief Financial Officer and Assistant Secretary	$50,626
	L.D. Miller, III	Executive Vice President - Sales and Marketing	$44,030
	R.H. Lovin, Jr.	Senior Vice President - Administration and Secretary	$34,458

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENANT TRANSPORT, INC.
Date: February 23, 2005	By:	/s/ Joey B. Hogan
Joey B. Hogan Executive Vice President and Chief Financial Officer